SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 8, 2005

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

EXECUTIVE COMPENSATION

On March 8, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Unitil Corporation (the “Registrant” or the “Company”) approved bonus payouts for 2004 performance for executive officers under the Management Incentive Plan (the “Incentive Plan”) (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998). The following table sets forth the 2004 Incentive Plan bonus payout for the five most highly compensated officers of the Company.

Name and Title	2004 Incentive Plan Payout
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	$155,936

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	$41,976

George R. Gantz Senior Vice President	$44,191

Thomas P. Meissner, Jr. Senior Vice President	$51,821

Todd R. Black Vice President	$30,646

Under the Incentive Plan, executive officers can receive a bonus if the Company meets certain quantitative and qualitative goals. For 2004, the Compensation Committee established the quantitative performance criteria as achieving predetermined levels of Earnings Per Share, Reliability, and Customer Satisfaction. Target bonuses are established at the beginning of the year as a percentage of base salary, with the actual percentage of base salary earned as a bonus determined by the Compensation Committee following the end of the year. Each executive officer’s target bonus is set by the relative level of his or her position when compared to other electric and gas utility companies. The Compensation Committee may adjust the payout for unique circumstances that occurred during the year based upon the Compensation Committee’s evaluation of how well the Company capitalized on unplanned opportunities and responded to unforeseen problems

On March 8, 2005, the Compensation Committee also approved the 2005 quantitative performance criteria for the Incentive Plan as the attainment of stipulated levels of Earnings Per Share, Reliability (a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard), and Customer Satisfaction (measured by direct customer feedback by means of a customer satisfaction survey distributed during the year.)

Also on March 8, 2005, pursuant to the terms and conditions of the Restricted Stock Plan (the “Plan”), the Compensation Committee granted the 2005 Restricted Stock Awards to members of senior management selected by the Compensation Committee to participate in the Plan. The following table sets forth the 2005 Restricted Stock Awards for the five most highly compensated officers of the Company.

Name and Title	2005 Restricted Stock Award
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	4,000 shares

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	800 shares

George R. Gantz Senior Vice President	800 shares

Thomas P. Meissner, Jr. Senior Vice President	1,400 shares

Todd R. Black Vice President	500 shares

Target grants are established at the beginning of each year and awards are based on the achievement of the same quantitative factors used to determine bonuses payable under the Incentive Plan. The actual awards are determined by the Compensation Committee after the end of the year based on the achievement of such quantitative factors, with the target award subject to increase or decrease by the Compensation Committee based on the achievement of the same qualitative performance objectives used to determine the bonuses payable under the Incentive Plan. Each grant of restricted stock will vest over a four-year period, 25% each year on the anniversary of the grant, with the first vesting period set for March 8, 2006. The underlying shares will be valued on the date of vesting. On March 8, 2005, the Compensation Committee also granted a total of 10,900 shares to the members of senior management participating in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITIL CORPORATION
(Registrant)

Date: March 14, 2005	/s/ Mark H. Collin
Mark H. Collin
Chief Financial Officer